Exhibit 99.1

O.I. Corporation Reports Correction to Third Quarter 2007 Earnings Release

College Station, Texas, November 13, 2007 – O.I. Corporation (NASDAQ: OICO) announced its Third Quarter Earnings on November 8, 2007, through the publication of a press release. The press release reported basic earnings per share based upon an incorrect number of weighted average shares which resulted in an overstatement of one cent for the quarter.

Weighted average shares (basic, in thousands) for the three and nine months ended September 30 were reported as 2,730 and 2,829; the correct number of shares is 2,770 and 2,842 respectively. Weighted average shares (diluted, in thousands) were also incorrectly reported as 2,814 and 2,916 for the three and nine months; the correct number of shares is 2,825 and 2,895 respectively. The change in these numbers results in a decrease in basic earnings per share for the quarter from $0.15 as previously reported to $0.14. No other amounts in the release were affected. A corrected tabular presentation including the portion affected is included below.

O.I. CORPORATION FINANCIAL HIGHLIGHTS (in thousands, except earnings per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2007	2006	2007	2006

Weighted average shares, basic	2,770	2,884	2,842	2,874

Basic earnings per share	$0.14	$0.20	$0.12	$0.49

Weighted average shares, diluted	2,825	2,947	2,895	2,945

Diluted earnings per share	$0.14	$0.20	$0.12	$0.48

About O.I. Corporation:

O.I. Corporation, dba OI Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical. Headquartered in College Station, Texas, the Company's products are sold worldwide.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Visit the Company's worldwide web site at: http://www.oico.com

Investor Relations: Bruce Lancaster CEO & CFO 979-690-1711